Exhibit (n)

Zodiac Partners II, LLC Announces Final Results of its Tender Offer

West Palm Beach, FL, August 24, 2026 – Zodiac Partners II, LLC (“Zodiac Partners” or “Zodiac”) today announced the final results of its previously announced all-cash tender offer to acquire all outstanding shares of Destination XL Group, Inc. (“DXLG” or “DXL”), which expired at 5:00 PM, Eastern Time, on August 21, 2026. As of the expiration, approximately 23% of DXL’s outstanding shares (12,450,814) had been validly tendered and not withdrawn - the culmination of a stockholder response that continued to grow daily and strengthen throughout the offer. In accordance with its terms, the offer expired without the purchase of any shares.

Zodiac elected to allow the offer to expire in order to concentrate its full efforts and resources on maximizing value to DXL shareholders.

“Nearly a quarter of DXL shares came to us, but due to the onerous terms of the FBB Merger Agreement, we feel DXL cannot do what is in the best interest of shareholders” said Ziggy Gokea, Managing Member of Zodiac Partners II, LLC.

Zodiac remains confident that, if granted appropriate access, it can negotiate and execute a definitive agreement within 45 days, and it is prepared to engage immediately.

Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets, goals, intentions to acquire securities, intentions to oppose or seek termination of the FBB merger, and plans to engage with stockholders, are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties, and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Such factors include but are not limited to: whether the FBB merger is completed, abandoned or terminated; whether DXL’s Board takes action consistent with its recommendation against the FBB merger; the outcome of any vote of DXL stockholders; Zodiac’s ability to acquire additional Shares on acceptable terms; uncertainties as to whether DXL will engage with Zodiac; and the ultimate outcome of any possible transaction between Zodiac and DXL, including the possibility that the parties will not agree to pursue a transaction or that the terms of any definitive agreement will be materially different from those previously proposed. Zodiac cautions that forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. Zodiac does not assume any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

This communication is for informational purposes only and does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell DXL securities, nor a solicitation of any proxy, vote, consent or authorization. The tender offer described herein has expired in accordance with its terms and is no longer open. Zodiac Partners II, LLC (the “Purchaser”) intends to file a final amendment to its Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) reporting the results of the offer, and intends to make such other filings, including amendments to its Schedule 13D and any soliciting materials, as may be required in connection with its ongoing efforts. Investors and security holders are urged to carefully read all such materials when available, as they contain important information. These materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by the Purchaser and DXL with the SEC at the website maintained by the SEC at www.sec.gov. In addition, documents that the Purchaser files with the SEC will be made available to all investors and security holders of DXL free of charge from the information agent:

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